Exhibit 99.1
Investors & Reporters May Contact:
Joe Sorice
Manager, Investor Relations
(770) 418-8211
ir@asburyauto.com

Asbury Automotive Group Elects New Director to Its Board

Shamla Naidoo’s Extensive Background in Technology, Data, and Privacy Provides Asbury Automotive Group with Additional Cyber Security Insight

DULUTH, GA, November 19, 2024, - Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., announced today the appointment of Shamla Naidoo to its Board of Directors effective January 1, 2025. The Board has appointed Ms. Naidoo to the Audit Committee and the Compensation & Human Resources Committee. Ms. Naidoo’s election brings the total number of directors to ten, nine of whom are independent, including Ms. Naidoo.
“We are thrilled to welcome Shamla to the Board. She is a tremendous addition and we are fortunate to have her,” said Board Chair Tom Reddin. “In particular, Shamla’s in-depth experience with technology and cybersecurity issues will greatly enhance our Board’s capabilities.”
“Shamla brings an added dimension,” said David Hult, CEO of Asbury Automotive Group. “Her knowledge regarding information security and her ability to assess related risk are tremendous assets, and make us a stronger organization.”
Ms. Naidoo began her career as a hands-on technologist and leveraged her proficiency in technology innovation, security, privacy, and regulatory compliance to drive global risk management programs. She brings a rare mix of global business experience, cyber and technology skills, and legal knowledge, and over the last thirty years has worked across various industries in countries on six continents. In these roles, she has helped companies better execute on their digital transformation journey and technology adoption. She is a frequent lecturer on the issues of emerging technologies and global privacy law.
From August 2015 to June 2021, Ms. Naidoo served as Vice President, Technology Risk & Global Chief Information Security Officer (CISO) for International Business Machines (NYSE: IBM), where she was responsible for protecting IBM from cybersecurity threats and managing strategic risk in the IBM product portfolio. From June 2021 until July 2024, Ms. Naidoo served as the Head of Cloud Strategy and Innovation at Netskope. Ms. Naidoo also currently serves as a non-executive director for QBE North America, a post she has held since January 2021, and as a non-executive director for Wisdom Tree (NYSE: WT), a post she has held since June 2023. Previously, Ms. Naidoo served as a board member for Reference Point LLC which was acquired by Resources Connection, Inc. (Nasdaq: RGP) in 2024. She was also a non-executive director at Stonebridge Acquisition from July 2021 to April 2024, which has since reconstituted as Stonebridge II, where she is an independent director.
About Asbury Automotive Group, Inc.
Asbury Automotive Group, Inc. (NYSE: ABG), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. In late 2020, Asbury embarked on a multi-year plan to increase revenue and profitability strategically through organic operations, acquisitive growth and innovative technologies, with its guest-centric approach as Asbury’s constant North Star. As of September 30, 2024, Asbury operated 153 new vehicle dealerships, consisting of 202 franchises and representing 31 domestic and foreign brands of vehicles. Asbury also operates Total Care Auto, Powered by Landcar, a leading provider of service contracts and other vehicle protection products, and 37 collision repair centers. Asbury offers an extensive range of automotive products and services, including new and used vehicles; parts and service, which includes vehicle repair and maintenance services, replacement parts and collision repair services; and finance and insurance products, including arranging vehicle financing through third parties and aftermarket products, such as extended service contracts, guaranteed asset protection debt cancellation, and prepaid maintenance. Asbury is recognized as one of America’s Fastest Growing Companies 2024 by the Financial Times.
Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans, objectives, beliefs, expectations and assumptions, projections regarding Asbury's financial position, liquidity, results of operations, cash flows, leverage, market position, the timing and amount of any stock repurchases, and dealership portfolio, revenue enhancement strategies, operational improvements, projections regarding the expected benefits of Clicklane, management’s plans, projections and objectives for future operations, scale and performance, integration plans and expected synergies from acquisitions, capital allocation strategy, business strategy. These statements are based on management's current expectations and beliefs and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, adverse outcomes with respect to current and future litigation and other proceedings, including, without limitation, our inability to realize the benefits expected from recently completed transactions; information and cybersecurity, and other issues related to technology; our inability to promptly and effectively integrate completed transactions and the diversion of management’s attention from ongoing business and regular business responsibilities; our inability to complete future acquisitions or divestitures and the risks resulting therefrom; any supply chain disruptions impacting our industry and business, market factors, Asbury's relationships with, and the financial and operational stability of, vehicle manufacturers and other suppliers, acts of God, natural disasters, acts of war or other incidents and the shortage of semiconductor chips and other components, which may adversely impact supply from vehicle manufacturers and/or present retail sales challenges; risks associated with Asbury's indebtedness and our ability to comply with applicable covenants in our various financing agreements, or to obtain waivers of these covenants as necessary; risks related to competition in the automotive retail and service industries, general economic conditions both nationally and locally, governmental regulations, legislation, including changes in automotive state franchise laws, and Asbury's ability to execute its strategic and operational strategies and initiatives, including its five-year strategic plan, Asbury's ability to leverage gains from its dealership portfolio, Asbury's ability to capitalize on opportunities to repurchase its debt and equity securities or purchase properties that it currently leases, and Asbury's ability to stay within its targeted range for capital expenditures. There can be no guarantees that Asbury's plans for future operations will be successfully implemented or that they will prove to be commercially successful. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are and will be discussed in Asbury's filings with the U.S. Securities and Exchange Commission from time to time, including its most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.